As filed with the Securities and Exchange Commission on January 29, 2004

Registration No. 333-107506

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	62-1670648 (IRS Employer Identification Number)

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, TX 75001

(972) 713-5800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

F. William Conner

President, Chief Executive Officer and Chairman of the Board

Entrust, Inc.

One Hanover Park, Suite 800

16633 Dallas Parkway

Addison, TX 75001

(972) 713-5800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lynn C. Egan, Esq. Nortel Networks Inc. 220 Athens Way Nashville, TN 37228 (615) 432-4289	John T. Bostelman, Esq. John Evangelakos, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities where the offer or sale is not permitted.

Subject to Completion. Dated January 29, 2004.

PROSPECTUS

Entrust, Inc.

7,301,259 Shares

Common Stock

This prospectus relates to 7,301,259 shares of our common stock which may be sold from time to time by Nortel Networks Inc., which we refer to as “NNI.”

The shares are being registered to permit NNI to sell the shares from time to time in the public market. NNI may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section beginning on page 13 titled “Plan of Distribution.” We cannot assure you that NNI will sell all or any portion of the common stock offered hereby. We will not receive any of the proceeds from this offering, although we have paid the expenses of preparing this prospectus and the related registration statement.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “ENTU.” The last reported sale price of the common stock on January 27, 2004 was $4.89 per share.

We are a Maryland corporation formed in December 1996. Our principal executive offices are located at One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas and we can be reached at (972) 713-5800.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3 to read about risk factors you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2004.

In this prospectus “we,” “our,” “us,” and “Entrust” refer to Entrust, Inc. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including among other things, statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward looking statements included in this prospectus are based on information available to us up to and including the date of this document, and we expressly disclaim any obligation to update and alter these forward looking statements, whether as a result of new information, future events or otherwise. Our actual results could differ significantly from those anticipated in these forward looking statements. Readers should carefully review the risks outlined in “Risk Factors” beginning on page 3 of this prospectus and in documents that we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed in 2003. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider each of the risks described below and all other information set forth in or incorporated by reference in this prospectus before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, operating results and financial condition could be materially harmed. In such case, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have incurred recurring losses and may not be profitable in the future.

In recent years, we have incurred recurring operating losses. We cannot predict if we will achieve profitability for any substantial period of time. To achieve and sustain operating profitability on a quarterly and annual basis, we will need to increase our revenues, particularly our license revenues. Failure to maintain levels of profitability as expected by investors may adversely affect the market price of our common stock.

Our quarterly revenues and operating results are subject to significant fluctuations and such fluctuations may lead to a reduced market price for our stock.

Our quarterly revenues and operating results have varied in the past and may continue to fluctuate in the future. We believe that period-to-period comparisons of our operating results are not necessarily meaningful, but securities analysts and investors often rely upon these comparisons as indicators of future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, or the guidance that we provide, the market price of our securities would likely decline. Factors that have caused our results to fluctuate in the past and which are likely to affect us in the future include the following:

•	reduced capital expenditures for software;

•	length of sales cycles associated with our product offerings;

•	the timing, size and nature of our licensing transactions;

•	the increased dependency on partners for end user fulfillment;

•	market acceptance of new products or product enhancements by us;

•	market acceptance of new products or product enhancements by our competitors;

•	the relative proportions of revenues derived from licenses and services and maintenance;

•	the timing of new personnel hires and the rate at which new personnel become productive;

•	changes in pricing policies by our competitors;

•	changes in our operating expenses; and

•	fluctuations in foreign currency exchange rates.

Estimating future revenues is difficult, and our failure to do so accurately may lead to a reduced market price for our stock and reduced profitability.

Estimating future revenues is difficult because we ship our products soon after an order is received and, as such, we do not have a significant order backlog. Thus, quarterly license revenues depend heavily upon orders received and shipped within the same quarter. Moreover, we historically have recorded 50% to 80% of our total quarterly revenues in the third month of the quarter, with a concentration of revenues in the second half of that month. We expect that this concentration of revenues, which is attributable in part to the tendency of some customers to make significant capital expenditures at the end of a fiscal quarter and to sales patterns within the software industry, will continue.

Our expense levels are based, in significant part, upon our expectations as to future revenues and are largely fixed in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Any significant shortfall in revenues in relation to our expectations could have an immediate and significant effect on our profitability for that quarter and may lead to a reduced market price for our stock.

Because of the lengthy and unpredictable sales cycle associated with our large software transactions, we may not succeed in closing transactions on a timely basis or at all, which would adversely affect our revenues and operating results.

Transactions for our solutions often involve large expenditures, and the sales cycles for these transactions are often lengthy and unpredictable. Factors affecting the sales cycle include:

•	customers’ budgetary constraints, particularly in a soft economic environment where technology spending is often deferred;

•	the timing of customers’ budget cycles; and

•	customers’ internal approval processes.

We may not succeed in closing such large transactions on a timely basis or at all, which could cause significant variability in our revenues and results of operations for any particular period. If our results of operations and cash flows fall below the expectations of securities analysts, or below the targeted guidance range that we have provided, our stock price may decline.

A limited number of customers has accounted for a significant percentage of our revenues, which may decline if we cannot maintain or replace these customer relationships.

Historically, a limited number of customers has accounted for a significant percentage of our revenues. In 2002, 2001 and 2000, our three largest customers accounted for 18%, 18% and 12% of revenues, respectively. Our three largest customers accounted for 28% of revenues for the three months ended September 30, 2003.

We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of large customers. In addition, we anticipate that such customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large licensing agreements during a particular period could have a material adverse effect on our revenues.

The U.S. and Canadian Federal Governments account for a significant percentage of our revenues, which may decline or be subject to delays, which would adversely affect our operating results.

The extended government vertical (Governments, including Healthcare) accounted for 49% of our software revenue in 2002 and 45% of software revenue in the third quarter of 2003. Sustaining and growing revenues in the government market will depend, in large part, on the following:

•	the adoption rate of our products within government departments and agencies;

•	the timing and amount of budget appropriations for information technology and specifically information security;

•	the timing of adoption of information security policies and regulations, including, but not limited to the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Gramm-Leach-Bliley Act; and

•	our ability to develop and maintain the appropriate business relationships with partners with whom the government contracts for information security projects.

A decline, or delay in the growth of this market could reduce demand for our products, adversely affecting our revenues and results of operations.

In addition, failure to properly monitor pricing on government contracts could result in liability for penalties to the government for non-compliance.

We sometimes enter into complex contracts which require ongoing monitoring and administration. Failure to monitor and administer these contracts properly could result in liability or damages.

We sometimes enter into complex contracts with our Government customers that contain clauses that provide that if a customer who falls within a specific category (known as a Relevant Customer) is offered better terms on the Company’s software products and related services than had been offered to the Government customer, then the Government customer will be able to buy additional quantities of those software products and services for the same length of time, from the same effective date and on the better terms that were offered to the Relevant Customer. The Company monitors compliance with these contracts on a continuous basis. The Company also conducts periodic self-assessments to ensure that the contracts are being properly administered and that there are no accruing liabilities for non-compliance. If these contracts are not properly monitored and administered, they may be breached and could result in damages payable by us which, depending on their magnitude, could have a material adverse effect on our business, financial condition and results of operations.

The outbreak of war, significant threat of war, or a terrorist act could adversely affect our business.

Historically, the outbreak of war has had an adverse affect upon the economy. In the event of war or significant terrorist act, any of the following may occur:

•	government spending could be reprioritized to wartime activities;

•	global enterprise spending budgets could be cut or delayed resulting in lower demand for our products; or

•	widespread and unprecedented acts of cyber-terrorism could cause disruption of communications and technology infrastructures, which could impact our customers of products and could have unforeseen economic impacts.

A decline or delay in economic spending due to the outbreak of war, significant threat of war or a terrorist act could reduce demand for our products, materially adversely affecting our revenues and results of operations.

If the enterprise information technology budgets and the digital identity security market do not continue to grow, demand for our products and services will be adversely affected.

The market for digital identity and information security solutions is at an early stage of development. Continued growth of the digital identity security market will depend, in large part, on the following:

•	the continued expansion of Internet usage and the number of organizations adopting or expanding intranets and extranets;

•	the rate of adoption of Internet-based business applications such as Web Services;

•	the ability of network infrastructures to support an increasing number of users and services;

•	the public recognition of the potential threat posed by computer hackers and other unauthorized users; and

•	the continued development of new and improved services for implementation across the Internet, intranets and extranets.

A decline in the growth of this market could reduce demand for our products, adversely affecting our revenues and results of operations.

A breach of security at one of our customers, whether or not due to our products, could harm our reputation and reduce the demand for our products.

The processes used by computer hackers to access or sabotage networks and intranets are rapidly evolving. A well-publicized actual or perceived breach of network or computer security at one of our customers, regardless of whether such breach is attributable to our products, third-party technology used within our products or any significant advance in techniques for decoding or “cracking” encrypted information, could adversely affect the market’s perception of us and our products, and could have an adverse effect on our reputation and the demand for our products.

In addition, the security level of our products is dependent upon the processes and procedures used to install and operate our products. Failure on the part of our customers to properly install and operate our products, could cause a security breach, which could adversely affect the market’s perception of us and our products, and could have an adverse effect on our reputation and the demand for our products.

As our products contain errors or bugs, sales of our products would likely decline if some of these bugs or the number of bugs were significant.

Like virtually all software systems, our products contain errors, failures or bugs that our existing testing procedures have not detected. The errors may become evident at any time during the life of our products. The discovery of any errors, failures or bugs in any products, including third-party technology incorporated into our products, may result in:

•	adverse publicity;

•	product returns;

•	the loss or delay of market acceptance of our products; and

•	third-party claims against us.

Accordingly, the discovery of any errors, failures or bugs would have a significant adverse effect on the sales of our products and our results of operations.

We have invested in technology companies in the start-up or development stage whose products and technology may not succeed with the result that we lose all or substantially all of our investments.

We have invested in several privately held companies, most of which are technology companies in the start-up or development stage, or are companies with technologies and products that are targeted at geographically distant markets. If the demand for the technologies and products offered by these privately held companies materializes slowly, to a minimum extent, or not at all in relevant markets, we could lose all or substantially all of our investments in these companies.

Our revenues may decline if we cannot compete successfully in an intensely competitive market.

We target our products at the rapidly evolving market for digital identity and information security solutions. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed bases and significantly greater financial, technical, marketing and sales resources than we do. As a result, they may be able to react more quickly to emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. In addition, certain of our current competitors in particular segments of the security marketplace may in the future broaden or enhance their offerings to provide a more comprehensive solution competing more fully with our functionality.

Increased competition and increased market volatility in our industry could result in lower prices, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which could have a serious adverse effect on our business, financial condition and results of operations.

Our business will not be successful if we do not keep up with the rapid changes in our industry.

The emerging market for digital identity and information security products and related services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. To be competitive, we have to continually improve the performance, features and reliability of our products and services, particularly in response to competitive offerings, and be first to market with new products and services or enhancements to existing products and services. Our failure to develop and introduce new products and services successfully on a timely basis and to achieve market acceptance for such products and services could have a significant adverse effect on our business, financial condition and results of operations.

We may have difficulty managing our operations, which could adversely affect our ability to successfully grow our business.

Our ability to manage future growth, if any, will depend upon our ability to:

•	continue to implement and improve operational, financial and management information systems on a timely basis; and

•	expand, train, motivate and manage our work force.

Our personnel, systems, procedures and controls may not be adequate to support our operations. The geographic dispersal of our operations, including the separation of our headquarters in Addison, Texas, from our research and development facilities in Ottawa, Canada, and Santa Clara, California and from our European headquarters in Reading, United Kingdom, may make it more difficult to manage our growth.

If we fail to continue to attract and retain qualified personnel, our business may be harmed.

Our future success depends upon our ability to continue to attract and retain highly qualified scientific, technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the field of cryptography, and there can be no assurance that we can retain our key scientific, technical, sales and managerial employees or that we can attract, motivate or retain other highly qualified personnel in the future. These challenges are made more severe by our history of operating losses, the employment reductions from our restructurings, and the fact that the exercise price of the substantial majority of outstanding stock options is below the current market price of our stock. If we cannot retain or are unable to hire such key personnel, our business, financial condition and results of operations could be significantly adversely affected.

We may not be able to protect our intellectual property rights, which could make us less competitive and cause us to lose market share.

Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We rely on a combination of patent, copyright, trademark and trade secret laws, nondisclosure agreements, shrink-wrap licenses and other contractual provisions to establish, maintain and protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized third parties may:

•	copy aspects of our products;

•	obtain and use information that we regard as proprietary; or

•	infringe upon our patents.

Policing piracy and other unauthorized use of our products is difficult, particularly in international markets and as a result of the growing use of the Internet. In addition, third parties might successfully design around our patents or obtain patents that we would need to license or design around. Finally, the protections we have obtained may not be sufficient because:

•	some courts have held that shrink-wrap licenses, because they are not signed by the licensee, are not enforceable;

•	our trade secrets, confidentiality agreements and patents may not provide meaningful protection of our proprietary information; and

•	we may not seek additional patents on our technology or products and such patents, even if obtained, may not be broad enough to protect our technology or products.

Our inability or failure to protect our proprietary rights could have a significant adverse effect on our business, financial condition or results of operations.

We have been subject to, and may in the future become subject to, intellectual property infringement claims that could be costly and could result in a diversion of management’s attention.

As the number of security products in the industry and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. From time to time, we have received notices from third parties either soliciting our interest in obtaining a license under one or more patents owned or licensed by these third parties or suggesting that our products may be infringing one or more patents owned or licensed by these third parties. From time to time, we have received notices from various customers stating that we may be responsible for indemnifying such customers pursuant to indemnification obligations in product license agreements with such customers for alleged infringement of patents assigned to third parties. To date, we are not aware that any customer has filed an action against us for indemnification. In addition, third parties may assert infringement or misappropriation claims against us in the future. Defending or enforcing our intellectual property could be costly and could result in a diversion of management’s attention, which could have a significant adverse effect on our business, financial condition or results of operations. A successful claim against us could also have a significant adverse effect on our results of operations for the period in which damages are paid. Additionally, as a result of a successful claim, we could potentially be enjoined from using technology that is required for our products to remain competitive which could in turn have an adverse effect on our results of operations for subsequent periods.

We may lose access to technology that we license from outside vendors, which loss could adversely affect our ability to sell our products.

We rely on outside licensors for patent and/or software license rights in technology that is incorporated into and is necessary for the operation of our products. For example, our ability to provide Web server certificates in the future is dependent upon a licensing agreement we have with Baltimore Technologies, one of our primary competitors. Our success will depend in part on our continued ability to have access to such technologies that are or may become important to the functionality of our products. Any inability to continue to procure or use such technology could have a significant adverse effect on our ability to sell some of our products.

We rely on partners to integrate our products with their products and to resell our products. Changes in these relationships could adversely affect our ability to sell our products.

We rely on partners to integrate our products with their products or to maintain adherence to industry standards so that our products will be able to work with them to provide enhanced security attributes. For example, our ability to provide digital signatures on Adobe forms is dependent upon Adobe continuing to allow Entrust to have access to their private Application Programming Interfaces in future releases. In addition, we have resale relationships with companies such as Critical Path and Waveset. Inability to maintain these relationships could have a material adverse effect on our results of operations.

Future acquisitions or investments could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

It is possible, as part of our future growth strategy, that we will from time-to-time acquire or make investments in companies, technologies, product solutions or professional services offerings. With respect to these acquisitions, we would face the difficulties of assimilating personnel and operations from the acquired businesses and the problems of retaining and motivating key personnel from such businesses. In addition, these acquisitions may disrupt our ongoing operations, divert management from day-to-day business, increase our expenses and adversely impact our results of operations. Any future acquisitions would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and incurrence of debt. In addition, these types of transactions often result in charges to earnings for such items as amortization of goodwill or in-process research and development expenses.

As a result of our June 2001 and May 2003 restructuring programs, we have made certain assumptions in estimating the accrued restructuring charges. If these assumptions change, they could have a material effect on our reported results.

In recent periods, we announced two major restructuring plans in June 2001 and in May 2003 as a result of the slowdown in the global electronics industry and the worldwide economy. The restructuring programs included a workforce reduction, the consolidation of excess facilities, the reassessment of the value of related excess long-lived assets and the discontinuance of non-core products and programs.

As a result of the June 2001 restructuring program, we recorded restructuring and other special non-recurring charges, excluding goodwill impairment, of $106.6 million in the second quarter of 2001. Our assessment of the accounting effects of the June 2001 restructuring program required assumptions in estimating the original accrued restructuring charges, including estimating future recoveries of sublet income from excess facilities, liabilities from employee severances, and costs to exit business activities. Changes in these assumptions with respect to the accrued restructuring charges for the June 2001 restructuring program of $33.4 million at September 30, 2003, could have a material effect on our reported results.

As a result of the May 2003 restructuring program, we recorded restructuring charges, excluding impairments, of $8.9 million. Our assessment of the accounting effect of the May 2003 restructuring program required assumptions in estimating the original incurred and expected restructuring charges of $8.9 million, including estimating liabilities from employee severances, future recoveries of sublet income from excess facilities, and other costs to exit activities. Changes in these assumptions with respect to the accrued restructuring charges for the May 2003 restructuring program of $4.9 million at September 30, 2003 could have a material effect on our reported results.

If our business does not improve or declines, we may further restructure our operations, which may adversely affect our financial condition and operating results.

We may need to take additional restructuring charges in the future if our business does not improve or declines or if the expected benefits of the restructuring plans do not materialize. These benefits may not materialize if we incur unanticipated costs in closing facilities or transitioning operations from closed facilities to other facilities or if customers cancel orders as a result of facility closures. If we are unsuccessful in implementing our restructuring plans, we may experience disruptions in our operations and higher ongoing costs, which may adversely affect our operating results.

We face risks associated with our international operations, which, if not managed properly, could have a significant adverse effect on our business, financial condition or results of operations.

In the future, we may establish additional foreign operations, hire additional personnel and establish relationships with additional partners internationally. This expansion would require significant management attention and financial resources and could have an adverse effect on our business, financial condition and results of operations. Although our international sales currently are primarily denominated in U.S. dollars, we may increasingly denominate sales in foreign currencies in the future. In addition, our international business may be subject to the following risks:

•	difficulties in collecting international accounts receivable;

•	difficulties in obtaining U.S. export licenses, especially for products containing encryption technology;

•	potentially longer payment cycles for customer payments;

•	increased costs associated with maintaining international marketing efforts;

•	introduction of non-tariff barriers and higher duty rates;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	difficulties managing personnel and operations in remote locations; and

•	increased complexity in global corporate tax structure.

Any one of these could significantly and adversely affect our business, financial condition or results of operations.

We face additional risks in the Asia Pacific market due to our reliance on joint ventures and other factors.

In Japan, we have an exclusive distribution arrangement with Secom and others called Entrust Japan Co., Ltd. This entity is a joint venture of which we own 39%, SECOM, a Japanese Security Company, owns 40%, and a group of other investors own the remaining 21%. Joint ventures have additional risks as a result of potentially conflicting objectives between the owners including, but not limited to, agreement on business plans, budgets, and key staffing decisions.

In addition, Entrust personnel headquartered in Tokyo lead the sales efforts for the entire Asia Pacific market. A disruption in our Japanese joint venture could, therefore, impact our ability to execute in the entire region. Also, another outbreak of SARS in the region could have an impact on our ability to travel to, and work with, customers in the region. These restrictions could affect our ability to transact business in the region.

If the laws regarding exports of our products further limit or otherwise restrict our business, we could be prohibited from shipping our products to restricted countries, which would result in a loss of revenues.

Some of our products are subject to export controls under laws of the U.S., Canada and other countries. The list of products and countries for which exports are restricted, and the relevant regulatory policies, are likely to be revised from time to time. If we cannot obtain required government approvals under these regulations, we may not be able to sell products abroad or make products available for sale internationally via computer networks such as the Internet. Furthermore, U.S. governmental controls on the exportation of encryption products and technology may in the future restrict our ability to freely export some of our products with the most powerful information security encryption technology.

Our stock price is volatile and may continue to be volatile in the future.

The trading price of our common stock has been, and is expected to continue to be, highly volatile and may be significantly and adversely affected by factors such as:

•	actual or anticipated fluctuations in our operating results;

•	announcements of technological innovations;

•	new products introduced by, or new contracts entered into by, us or our competitors;

•	developments with respect to patents, copyrights or propriety rights;

•	conditions and trends in the security industry;

•	changes in financial estimates by securities analysts; and

•	general market conditions and other factors.

Provisions of our charter and bylaws may delay or prevent transactions that are in your best interests.

Our charter and bylaws contain provisions, including a staggered board of directors that may make it more difficult for a third party to acquire us, or may discourage bids to do so. We think these measures enable us to review offers for our shares of common stock to determine if they are in the best interests of our stockholders. These provisions could limit the price that investors might be willing to pay for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Our board of directors also has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of our outstanding voting stock.

The sale of the shares by the selling stockholder could have an adverse impact on our stock.

The selling stockholder is not restricted as to the price or prices at which it may sell its shares. Sales of its shares at less than the market price may depress the market price of our stock. Moreover, the selling stockholder is not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may depress the market price of our stock. The outstanding shares being offered by the selling stockholder represent approximately 11.5% of our current outstanding shares.

USE OF PROCEEDS

NNI will receive all of the proceeds from the shares to be sold pursuant to this prospectus.

SELLING STOCKHOLDER

As of January 28, 2004, NNI owns all of the 7,301,259 shares of our common stock being offered by this prospectus, which represents approximately 11.5% of our common stock currently outstanding. NNI is offering the shares for its own account and does not own any shares of Entrust common stock apart from these shares. Because NNI may offer all or some of its common stock from time to time, we cannot estimate the amount of common stock that will be held by NNI upon the termination of any particular offering. See “Plan of Distribution.” NNI may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation to do so.

To the best of our knowledge, neither NNI, nor any affiliate of NNI, has had any material relationship with us or any of our affiliates within the past three years except as described in the paragraphs below.

We were incorporated in December 1996 with nominal share capital, all of which was contributed by Nortel Networks Limited and its subsidiary NNI, which we refer to collectively as “Nortel Networks.” At the completion of a private placement in December 1996, Nortel Networks owned approximately 73% of the outstanding shares of our voting stock. In August 1998, we closed our initial public offering. In February and March of 2000, we closed a follow-on offering. As of January 28, 2004, NNI owns 7,301,259 shares, or approximately 11.5% of our common stock.

During the past three years, certain of our directors and officers held positions at Nortel Networks Corporation or its affiliates, which we refer to collectively as “Nortel.”

•	F. William Conner who has served as President and Chief Executive Officer of Entrust since April 2001 and as Chairman of the Board since January 2002, served as President of Enterprise Networks and eBusiness Solutions of Nortel from November 1999 to April 2001.

•	Edward J. Pillman who serves as Senior Vice President, Global Portfolio and Services, joined Entrust in July 2001 from Nortel. From September 1999 to May 2001, Mr. Pillman was President of Nortel’s Enterprise Product Portfolio. From June 1996 to September 1999, Mr. Pillman was Vice President and General Manager of the Multimedia Enterprises Systems division of Nortel, and from March 1989 to May 1996, he was Vice President and General Manager of the Meridian I Communication Systems division of Nortel. From November 1983 to March 1989, Mr. Pillman was Chief Information Officer of Nortel.

•	Michael P. Ressner who has served on Entrust’s board of directors since May 1999, also served as Vice President of Nortel from January 2001 to April 2002. Prior to that time, Mr. Ressner served as Vice President of Finance of Nortel’s Enterprise Solutions Group from February 1999 to January 2001.

•	Milan Bekich who served as Senior Vice President of Government Solutions through April 2003, joined Entrust in June 2001 from Nortel. From April 1995 to June 2001, Mr. Bekich held various executive positions at Nortel, including Vice President of Sales and Marketing, where he was responsible for selling to the Government, Education and Utilities market, Vice President of Global Advertising and Vice President of Global Integrated Marketing.

During 2002, we paid Nortel Networks $10,121 for various management, consulting and financial services provided to us. In addition, we also received $132,362 from Nortel Networks for support and maintenance services relating to software that Nortel Networks had previously licensed from us.

NNI has now exercised its right to sell its shares pursuant to a registration rights agreement. For further information on NNI’s registration rights, we refer you to the Amended and Restated Registration Rights Agreement, which is an exhibit to the registration statement on Form S-3 of which this prospectus is a part. NNI continues to have the right to sell its shares under Rule 144 of the Securities Act of 1933.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Brokers-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement.

We are required to pay all expenses incident to the registration of the shares for resale by the selling stockholder, other than underwriting discounts (if any) and selling commissions. We have agreed to indemnify and hold harmless the selling stockholder against certain losses including liabilities under the Securities Act.

VALIDITY OF SHARES

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

The financial statements incorporated in this registration statement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other purchased intangibles, as of January 1, 2002, as required by Statement of Financial Accounting Standards No. 142), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You can read and copy any document filed by us at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the following documents filed with the SEC (File No. 000-24733) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 14, 2003, as amended by Amendment No. 1 on Form 10-K/A, filed on December 23, 2003, and as further amended by Amendment No. 2 on Form 10-K/A, filed on January 21, 2004;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 6, 2003;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed on August 8, 2003, as amended by Amendment No. 1 on Form 10-Q/A, filed on December 23, 2003, and as further amended by Amendment No. 2 on Form 10-Q/A, filed on January 21, 2004;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed on November 14, 2003, as amended by Amendment No. 1 on Form 10-Q/A, filed on January 28, 2004;

•	Our Current Report on Form 8-K as filed on March 25, 2003; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 1998, as amended by our Current Report on Form 8-K dated April 27, 2001, as further amended by any amendment or report filed for the purpose of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by calling us at (972) 943-7300 or writing to us at the following address: Entrust, Inc., One Hanover Park, Suite 800, 16633 Dallas Parkway, Addison, Texas 75001, Attention: Investor Relations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration Fee; Securities and Exchange Commission	$2,259
Accountants’ Fees and Expenses	$85,000
Legal Fees and Expenses	$200,000
Miscellaneous	$55,000

Total	$342,259

Item 15.    Indemnification of Directors and Officers

Section 2-418 of the General Corporation Law of Maryland provides that, unless a corporation’s charter includes a provision which restricts or limits the corporation’s right to indemnify its directors and officers, the corporation may indemnify a director or officer with respect to proceedings instituted against such director or officer by reason of his or her service in that capacity, unless the act or omission in question was material and was committed in bad faith or was the result of active and deliberate dishonesty, unless the director or officer received an improper personal benefit or unless the director or officer had reasonable cause to believe that the act or omission was unlawful. Our restated articles of incorporation, as amended, provide for indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of Maryland.

Item 16.    Exhibits

Exhibit Number	Exhibit Title

4.1	Amended and Restated Registration Rights Agreement, dated as of July 29, 1998, by and among Entrust, Inc. (formerly known as Entrust Technologies Inc.), Nortel Networks Inc. (formerly known as Northern Telecom Inc.) and the entities listed therein (1).

4.2	Specimen of certificate representing our common stock, par value $0.01 per share (2).

4.3	Common Stock Purchase Warrant issued to Lehman Brothers Inc., dated April 22, 2001 (3).

5.1	Opinion of Sullivan & Cromwell LLP with respect to the validity of the securities being registered (4).

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Sullivan & Cromwell LLP (included in exhibit 5.1 above).

24.1	Power of Attorney (5).

24.2	Power of Attorney (6).

24.3	Power of Attorney (7).

(1)	Incorporated by reference to exhibit 10.3 to our registration statement on Form S-1 (File No. 333-57275), filed with the SEC on August 4, 1998.

(2)	Incorporated by reference to exhibit 4.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-24733).

(3)	Incorporated by reference to exhibit 4 to our quarterly report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-24733).

(4)	Previously filed on January 21, 2004.

(5)	Previously filed on July 31, 2003.

(6)	Previously filed on November 4, 2003.

(7)	Previously filed on January 21, 2004.

Item 17.    Undertakings

1.    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports with or furnished to the Commission filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 with or furnished to the Commission that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4.    The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, state of Texas, on January 29, 2004.

ENTRUST, INC.

By:	/s/ F. WILLIAM CONNER
Name: F. William Conner Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ F. WILLIAM CONNER F. William Conner	President, Chief Executive Officer and Chairman of the Board	January 29, 2004
/s/ DAVID J. WAGNER David J. Wagner	Senior Vice President, Finance and Chief Financial Officer	January 29, 2004
* Hans Downer	Senior Vice President, Global Professional Service & Canadian Sales	January 29, 2004
* Kevin Sullivan	Senior Vice President, North American Sales	January 29, 2004
* Edward J. Pillman	Senior Vice President, Global Portfolio & Services	January 29, 2004
* Scott A. Gibson	Director of Accounting and Controller	January 29, 2004
* Butler C. Derrick, Jr.	Director	January 29, 2004
* Anthony E. Hwang	Director	January 29, 2004
* Jerry Jones	Director	January 29, 2004
* Terrell B. Jones	Director	January 29, 2004

* Michael P. Ressner	Director	January 29, 2004

* Douglas Schloss	Director	January 29, 2004

* Liener Temerlin	Director	January 29, 2004

* Edward O. Vetter	Director	January 29, 2004

*By:	/s/ DAVID J. WAGNER
Name:	David J. Wagner
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title

4.1	Amended and Restated Registration Rights Agreement, dated as of July 29, 1998, by and among Entrust, Inc. (formerly known as Entrust Technologies Inc.), Nortel Networks Inc. (formerly known as Northern Telecom Inc.) and the entities listed therein (1).

4.2	Specimen of certificate representing our common stock, par value $0.01 per share (2).

4.3	Common Stock Purchase Warrant issued to Lehman Brothers Inc., dated April 22, 2001 (3).

5.1	Opinion of Sullivan & Cromwell LLP with respect to the validity of the securities being registered (4).

23.1	Consent of Deloitte & Touche LLP, independent auditors.

23.2	Consent of Sullivan & Cromwell LLP (included in exhibit 5.1 above).

24.1	Power of Attorney (5).

24.2	Power of Attorney (6).

24.3	Power of Attorney (7).

(1)	Incorporated by reference to exhibit 10.3 to our registration statement on Form S-1 (File No. 333-57275), filed with the SEC on August 4, 1998.

(2)	Incorporated by reference to exhibit 4.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-24733).

(3)	Incorporated by reference to exhibit 4 to our quarterly report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-24733).

(4)	Previously filed on January 21, 2004.

(5)	Previously filed on July 31, 2003.

(6) Previously	filed on November 4, 2003.

(7)	Previously filed on January 21, 2004.